UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 28, 2005

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

533 Airport Boulevard, Suite 400, Burlingame, CA 94010

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (650) 685-2403

__________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On May 28, 2005, the company entered into an Option Exercise, Transition and Consolidation Agreement (“Agreement”) with QuikCAT Australia Pty Ltd, NanoCAT Technologies Pte Ltd and Rose-Marie Pontre. Under the Agreement, QuikCAT Australia Pty Ltd exercised its option to acquire our North America Internet accelerator business for $200,000, which will be paid with an unsecured note that will be due in installments from June, 2005 to September, 2005.

In addition, the company and NanoCAT agreed to amend the Asset Purchase Agreement (“APA”) entered into on February 9, 2005 for the acquisition of the remaining rights and assets (“Assets”) of QuikCAT Technologies to extend the date at which either party may terminate the APA if the closing has not occurred from May 31, 2005 to July 31, 2005. However, the company has the right to solicit possible sale of all or any of the Assets to other prospective purchasers and to enter into definitive agreements to sell all or any of the Assets to another purchaser, provided that the company provides NanoCAT with fourteen days notice prior to entering into definitive agreements with another purchaser. Following the expiration of this fourteen day period, the APA would automatically terminate.

There is no guarantee that the company will be able to close the sale of the Assets to NanoCAT or another purchaser.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(c)	Exhibits:

Exhibit No.	Description
2.1

Option Exercise, Transition and Consolidation Agreement dated May 28, 2005 amongst IA Global, Inc., IA Global Acquisition Co., QuikCAT Australia Pty Ltd., NanoCAT Technologies Pte Ltd and Marie-Rose Pontre’.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: June 3, 2005

By:	/s/ Alan Margerison

Alan Margerison

President and Chief Executive Officer